Exhibit 99.1
For further information, contact:
Ashley Ammon MacFarlane
Integrated Corporate Relations for TRM Corporation
Office: (203) 682-8200
TRM Corporation Announces Third Quarter 2007 Financial Results
PORTLAND, Oregon, November 8, 2007 (PR Newswire) — TRM Corporation (NASDAQ: TRMM) today announced third quarter 2007 financial results. The Company intends to file its Form 10-Q for such quarter today.
Richard Stern, President and CEO of TRM Corporation, stated “While our third quarter results do show an increased loss as compared to last quarter, we are encouraged by the fact that on a purely operational basis, we continue to see progress. Unfortunately, our story remains somewhat clouded by continued cleanup and one time events that we don’t expect will impact our results in the fourth quarter or beyond. We are also further encouraged by the fact that our average withdrawals per unit per month have been maintained at a level consistent with the same period one year ago, which points to our focus on maintaining the quality of our existing estate.”

($ in Millions)	Q3 2007	Q2 2007	% Change

Sales	23.3	23.5	(0.9%)
Discounts	15.0	14.7	1.6%
Net Sales	8.3	8.8	(5.2%)
Cost of Sales	5.6	6.0	(6.7%)
Gross Profit	2.7	2.8	(2.1%)
Gross Margin (% net sales)	32.5%	31.5%
Selling, General & Administrative	4.7	4.3	9.0%
Restructuring Charges /Equipment Write-Offs	1.2	—
Operating Loss	(3.2)	(1.6)
Discontinued Operations	(1.6)	(0.3)
Net Loss	(4.9)	(2.2)
Adjusted EBITDA excluding impact of Discontinued Operations	(.4)	(1.0)
Adjusted EBITDA is a non-GAAP term. Please refer to the attached reconciliation between our GAAP net income and adjusted EBITDA.
Financial Results for Third Quarter Ended September 30, 2007
In the third quarter of 2007, gross sales were $23.3 million and net sales were $8.3 million. Revenue performance reflects a consistent level of transactions per unit with fewer ATM units in the field. The average number of transacting ATMs was 10,176 during the third quarter of 2007 compared to an average of 10,473 during the second quarter of 2007. The differential reflects the loss of two large retailers, one of which included approximately 125 units transacting at comparatively low net margins, and both of which were comprised of low transacting units. The Company expects the number of ATMs will continue to decrease during the remainder of 2007 unless the Company executes on its previously announced desire to seek acquisition-led growth.
To date, the Company has added 1,544 new ATM units since the beginning of the year, including 451 in the third quarter of 2007. Driving this performance was the addition of 122 full placement units. Full placement units traditionally generate a higher gross margin per unit than merchant-owned ATMs.
Mr. Stern continued, “We remain focused on optimizing our ATM estate for maximum profitability. Towards that end, we continue to evaluate the profitability of certain accounts and will remove machines that are unprofitable. While our attrition was higher in the third quarter than in the second quarter, our efforts to add and retain higher quality ATMs were successful. Overall, attrition continues to be a challenge but ultimately we believe the quality of our portfolio is improving and we will continue to be diligent in maintaining our estate.”
Cost of sales in the third quarter of 2007 improved 6.7% to $5.6 million from $6.0 million in the second quarter of 2007, despite a one-time inventory write-down as well as a near-term increase in vault cash costs, which reflects increased risk in the commercial paper market in August and September 2007. The Company made an inventory write-down that was partially offset by an insurance refund received during the quarter. Going forward, the Company expects to benefit from improved vault cash costs commensurate with stability in the commercial paper market, including the recent 25 basis point decrease in the federal funds rate.
In the third quarter of 2007, selling, general and administrative expense increased 9.0% to $4.7 million from $4.3 million in the second quarter of 2007, and includes approximately $500,000 of costs considered to be unique to the third quarter, including executive severance and an accrual adjustment related to the Company’s processing services agreement with eFunds. On a sequential basis, the Company continued to recognize cost improvements in the areas of wages and salaries, telecommunication, external accounting and other professional services.
TRM Corporation reported an operating loss of $3.2 million in the third quarter of 2007, compared to an operating loss of $1.6 million in the second quarter of 2007. The Company notes that the third quarter operating performance was negatively impacted by approximately $2.0 million of costs for the following items:
•	Net inventory write down of approximately $250,000, included in cost of sales;

•	Approximately $500,000 of costs considered to be unique to the third quarter, including executive severance and an accrual adjustment related to the eFunds processing services agreement, included in selling, general and administrative expense; and a

•	Restructuring cost for loss on asset disposals of approximately $1.2 million, related to the write down of ATM equipment included in fixed assets.

Michael Dolan, Chief Financial Officer of the Company, stated, “We continued to recognize costs associated with our restructuring efforts in the third quarter, but I am pleased to see a sequential improvement in our operating loss after one time charges that occurred in the third quarter as compared to the $1.6 million loss in the second quarter. This modest improvement reflects the initial steps we have taken through the year to aggressively adjust our cost structure and renegotiate our vendor contracts. I believe that as we move through the remainder of the year and into 2008, we’ll see our efforts pay off in our numbers. We also focused on improving our profitability on a unit by unit basis.”
The Company believes that adjusted EBITDA excluding the impact of discontinued operations is the most accurate reflection of ongoing operations as well as recent efficiencies in the cost structure. On a sequential basis, TRM’s adjusted EBITDA excluding the impact of discontinued operations was a $400,000 loss, compared to a $1.0 million loss in the second quarter of 2007.
In the third quarter of 2007, the Company reported a net loss of $4.9 million.
Balance Sheet
The Company had cash and cash equivalents of $3.5 million at September 30, 2007, compared to $4.8 million at December 31, 2006. The Company currently has $2.0 million of term loans outstanding.
Mr. Dolan continued “We continue to explore strategic opportunities that would be transformative to our presence in the U.S. and our ongoing profitability.”
Recent Events and Announcements
During the third quarter of 2007, the Company expanded its ATM estate with Marsh Supermarkets. As part of the contract, TRM Corporation will provide processing to 33 units, with the potential of adding additional units over the next few months. The Company continues to focus sales and marketing efforts towards branding its terminals with banks and financial institutions.
About TRM Corporation
The Company is a consumer services company that provides convenience ATM services in high-traffic consumer environments. TRM’s ATM customer base is widespread, with retailers throughout the United States. TRM operates the second largest non-bank ATM network in the United States.
FORWARD LOOKING STATEMENTS
Statements made in this news release that are not historical facts are forward-looking statements. Actual results may differ materially from those projected in any forward-looking statement. Specifically, there are a number of important factors that could cause actual results to differ materially from those anticipated in the forward-looking statements, such as consumer demand for our services; access to capital; changes in interest rates; maintaining satisfactory relationships with our banking partners; our ability to continue to reduce attrition in our existing ATM estate and to add new ATMs; technological change; our ability to control costs and expenses; competition and our ability to successfully implement our acquisition strategy. Additional information on these factors, which could affect our financial results, is included in our annual report on Form 10-K for the fiscal year ended December 31, 2006 under the caption “Risk Factors” and elsewhere in such report. Finally, there may be other factors not mentioned above or included in our SEC filings that could cause actual results to differ materially from those contained in any forward-looking statement. Undue reliance should not be placed on any forward-looking statement, which reflects management’s analysis only as of the date of the statement. We assume no obligation to update any forward-looking statements as a result of new information, future events or developments, except as required by applicable law.
- Attachments 1, 2 and 3 -

Attachment 1
TRM CORPORATION
Consolidated Statements of Operations
(in thousands, except per share data)
(unaudited)

	Three months ended			Nine months ended
	9-30-06	6-30-07	9-30-07	9-30-06	9-30-07
Sales	$26,414	$23,546	$23,327	$83,483	$69,772
Less discounts	16,702	14,749	14,990	51,132	44,007

Net sales	9,712	8,797	8,337	32,351	25,765

Cost of sales:
Cost of vault cash	1,782	1,345	1,394	4,823	4,184
Other	4,111	4,684	4,233	12,056	13,360

Gross profit	3,819	2,768	2,710	15,472	8,221

Selling, general and administrative expense	7,150	4,324	4,712	22,529	14,337
Impairment charges:
Goodwill	20,393	—	—	20,393	—
Other intangible assets	22,918	—	—	22,918	—
Restructuring charges	—	—	—	—	963
Equipment write-offs	18	15	1,198	74	1,216

Operating loss	(46,660)	(1,571)	(3,200)	(50,442)	(8,295)

Interest expense and amortization of debt issuance costs	—	125	116	—	276
Loss on early extinguishment of debt	—	24	—	3,105	4,059
Other expense (income), net	(133)	213	(110)	(928)	240

Loss from continuing operations before income taxes	(46,527)	(1,933)	(3,206)	(52,619)	(12,870)

Provision (benefit) from income taxes	(2,395)	—	59	(4,598)	59

Loss from continuing operations	(44,132)	(1,933)	(3,265)	(48,021)	(12,929)

Discontinued operations:
Income (loss) from operations	(54,825)	(280)	(1,624)	(56,850)	3,596
Benefit from income taxes	(102)	—	—	(19)	—

Income (loss) from discontinued operations	(54,723)	(280)	(1,624)	(56,831)	3,596

Net loss	$(98,855)	$(2,213)	$(4,889)	$(104,852)	$(9,333)

BASIC AND DILUTED PER SHARE INFORMATION:

Weighted average common shares outstanding	17,102	17,168	17,194	17,007	17,166

Basic and diluted income (loss) per share:
Continuing operations	$(2.58)	$(0.11)	$(0.19)	$(2.82)	$(0.75)
Discontinued operations	(3.20)	(0.02)	(0.09)	(3.35)	0.21

Net loss	$(5.78)	$(0.13)	$(0.28)	$(6.17)	$(0.54)

Attachment 2
TRM Corporation
Consolidated Balance Sheets
(in thousands)
(unaudited)

	December 31,	September 30,
	2006	2007
Assets
Current assets:
Cash and cash equivalents	$4,784	$3,523
Restricted cash	—	4,064
Accounts receivable, net	4,328	3,515
Income taxes receivable	215	114
Inventories	674	50
Prepaid expenses and other	1,579	1,315
Deferred financing costs	5,270	181
Restricted cash — TRM Inventory Funding Trust	73,701	65,809
Assets held for sale	106,081	—

Total current assets	196,632	78,571

Equipment, less accumulated depreciation and amortization	11,646	6,078
Goodwill	16,748	16,748
Intangible assets, less accumulated amortization	585	644
Other assets	833	866

Total assets	$226,444	$102,907

Liabilities and shareholders’ equity

Current liabilities:
Accounts payable	$5,988	$6,578
Accrued expenses	8,811	15,540
Term loans and line of credit	99,318	1,966
TRM Inventory Funding Trust note payable	71,697	62,544
Liabilities related to assets held for sale	13,437	—

Total current liabilities	199,251	86,628

Minority interest	1,500	1,500

Shareholders’ equity:
Common stock	135,595	136,023
Additional paid-in capital	63	63
Accumulated other comprehensive income	4,692	2,683
Accumulated deficit	(114,657)	(123,990)

Total shareholders’ equity	25,693	14,779

Total liabilities and shareholders’ equity	$226,444	$102,907

Attachment 3
TRM Corporation
Adjusted EBITDA Reconciliation
(in thousands — USD)
(unaudited)

	Three months ended
	9/30/2006	6/30/2007	9/30/2007
Continuing Operations:
Loss from continuing operations	$(44,132)	$(1,933)	$(3,265)
Add:
Interest expense	—	125	116
Loss on early extinguishment of debt	—	24	—
Provision (benefit) for income taxes	(2,395)	—	59
Depreciation and amortization	2,089	628	591
Equipment write-offs	18	15	1,198
Inventory write down	—	—	399
Non-recurring charges	—	—	350
Impairment charges	43,311	—	—
Non-cash stock compensation expense	160	123	147

Adjusted EBITDA — continuing operations	$(949)	$(1,018)	$(405)

Discontinued Operations:
Loss from discontinued operations	$(54,723)	$(280)	$(1,624)
Add:
Interest expense	2,765	—	—
Provision (benefit) for income taxes	(102)	—	—
Depreciation and amortization	2,957	—	—
Equipment write-offs	21,397	—	—
Impairment charges	31,348	—	—

Adjusted EBITDA — discontinued operations	$3,642	$(280)	$(1,624)